Exhibit 10.4

BRISTOW GROUP INC.

FY 2010 Annual Incentive Compensation Plan

Plan Provisions
June 4, 2009

PURPOSE

To provide certain designated officers and employees the opportunity to share in the performance of the company by achieving specific financial and safety goals and key individual objectives.

Participants will be required to uphold and certify their performance of the Company’s legal and ethical standards as described in the Code of Business Integrity and the policies that support the Code; and shall use the Company’s statement of Core Values and the Leadership Charter as guidelines for the conduct of business and working relationships.

ELIGIBILITY

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Certain designated officers, employees of the Company, and participating affiliates may be eligible to participate in the plan.  Participants are recommended to and approved by the CEO and in the case of Executive Officers approved by the Compensation Committee. In order to be eligible an employee must be actively employed in a bonus eligible position for a minimum of three months.

•	Employees who are designated for participation in the plan and employed after the commencement of the Plan year will be eligible to participate in the plan on a pro-rata basis for such plan year.

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Executive Officers will be assigned to a specific eligibility level set as a percentage of actual base salary designated by the Compensation Committee.  Other participants will be assigned to a specific eligibility level designated by management.  The Entry, Expected and Maximum incentive award opportunity as a percent of actual base salary will range as follows:

Salary Grade	Entry Award	Expected Award	Maximum Award
10	18%	45%	90%
9	16%	40%	80%
8	14%	35%	70%
7	12%	30%	60%
6	10%	25%	50%
5	8%	20%	40%
3-4	6%	15%	30%
1-2	4%	10%	20%

KEY PERFORMANCE INDICATORS (KPI’S) AND WEIGHTS

•	KPI’s are selected and weighted to give emphasis to performance for which participants have the most direct control. KPI’s may vary among participants and may change from year to year.

•	The Compensation Committee has approved the KPI’s and weights.

•	All participants will be assigned safety and financial performance measures at the consolidated corporate level. Achievement of the safety measure is subject to the fatality qualifier described below

•	All participants will share in the overall performance of the company as measure at the consolidated corporate level.

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Each participant will have a discretionary “individual performance” component, and will be evaluated based on specific individual objectives (scorecard) and an overall performance evaluation of their contribution to the organization as well as the performance of the Country, Business Unit and/or Division in which they are employed.

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The performance measures and their weightings for Fiscal Year 2010 will be ROCE (25%), EPS (25%), TRIR (10%), AAR (15%) and Individual Performance (25%). Awards will be based upon actual results for the fiscal year as compared to the FY 2010 budget.

•	Each participant will receive an individual Incentive Award Determination Worksheet that contains his or her specific incentive award opportunity, KPI’s, and performance goals.

•	Attachment I summarizes the KPI’s for the FY10 Incentive Plan.

KPI DEFINITIONS

The following definitions will determine the calculation of each KPI.

Safety TRIR – Bristow Group consolidated Total Recordable Incident Rate for the fiscal year, meaning the total number of recordable safety incidents per 200,000 man hours.

Safety AAR – Bristow Group consolidated Air Accident Rate for the fiscal year meaning the number of Air Accidents as defined by the International Civil Aviation Organizations (ICAO) Annex 13 in compliance with the NTSB and CAA definitions.

Fatality – If during the fiscal year, there is a fatality in administrative, ground or air operations to an employee, passenger, bystander or anyone involved in operations at hand, the award for the safety performance component will be zero for all participants in the Country where the fatality took place, then in a direct line up through the organization to include participants in the related Business Unit headquarters, Division headquarters and Corporate headquarters.

ROCE – Bristow Group consolidated Return on Capital Employed for the fiscal year meaning Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) divided by Bristow Group consolidated Capital Employed for the same period.

Capital Employed – Bristow Group consolidated Capital Employed meaning the value of all assets and investments used to generate EBITDA including but not limited to aircraft and working capital.  Capital Employed is measured at the end of each quarter and the Capital Employed used in calculating ROCE is the average of Capital Employed at the beginning of a period and each measurement date during that period (i.e. Capital Employed for FY 2010 is the average of Capital Employed at 3/31/09, 6/30/09, 9/30/09, 12/31/09 and 3/31/10). Fair market value for a particular aircraft model is set annually during the Annual Business Plan cycle and then held constant through the following fiscal year. Net Book Value is used to value all non-aircraft assets.

EPS – Bristow Group consolidated Fully Diluted Earning per Share for the fiscal year, determined in accordance with U.S. generally accepted accounting principles.

Individual Performance - Individual performance may relate specifically to the individual and/or pre-established Country, Business Unit or Division objective goals approved by the Sr. Vice President for the applicable Division. Each individual participant should be evaluated on individual objectives that have been defined at the beginning of the plan year and an overall performance evaluation of the individual’s contributions during the year.  The total amount to all participants for the discretionary component is set as a multiple of the “expected” level ranging from 0 to 200% recommended by Senior Management and approved by the Compensation Committee.

PERFORMANCE GOALS

•	For each non discretionary performance measure, goals for the Entry, Expected, and Maximum levels of performance are set forth in Attachment I.

•	Financial performance goals are based on the Board approved FY2010 operating budget.

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The Compensation Committee reserves the right to adjust performance goals (up or down) for significant acquisitions, divestitures or events that were not contemplated when the performance goals were initially set.

DETERMINING THE ANNUAL INCENTIVE AWARD

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Once the FY 2010 plan year has been completed, the safety and financial performance of the corporation will be determined.  For each financial performance measure the performance level will be determined based on the standards established at the beginning of the plan year.  Interpolation will be used between Entry, Expected and Maximum.

•	The actual incentive award earned by each participant will be the sum of the incentive award earned for each KPI including Individual Performance.

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Incentive Awards will be paid as soon as practical after the end of the plan year and completion and certification of the outside audit of financial results.  Awards to US taxpayers will be made no later than 75 days after the end of the fiscal year. All other awards will be included in the next regularly scheduled paycheck. A participant must be employed on the date awards are paid in order to receive an award.

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An individual will not receive his/her incentive award until they have signed a certification of performance under the Code of Business Integrity. The Company may recover the incentive award if it is found that the certification was signed with the knowledge of, or participation in, a prohibited act.

ADMINISTRATION OF PLAN

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The Compensation Committee approves the plan, with day-to-day responsibility for administration delegated to management.  The Committee will interpret the plan and make appropriate adjustments as necessary.  All interpretations made by the Committee are final.

•	The Compensation Committee will certify the performance results of the company and the total incentive awards paid at the end of the plan year.

•	The incentive awards for the year will be accrued and charged as an expense, before determining the financial performance under the plan.

•	Participants whose employment is terminated for any reason other than death, disability or normal retirement prior to payment of incentive awards will not be eligible to receive an award.

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Participants whose employment is terminated for reason of death, disability or normal retirement may be eligible for a pro-rated award at the recommendation of management, and approval by the Compensation Committee.

•	The Committee, in its sole discretion, may make special incentive awards to any individual in order to recognize special performance or contributions.

•	This plan is adopted pursuant to the Bristow Group Inc. 2007 Long Term Incentive Plan and will be administered by the Compensation Committee in accordance with the provisions